UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2014

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-148922	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

655 Montgomery Street Suite 900 San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 5, 2014, Joseph Rubinfeld, Ph.D. was appointed as a director of the Board of Directors of Amarantus Bioscience Holdings, Inc. (the “Company”).

Dr. Rubinfeld is currently a Board member of Regenicin, Inc. and CytRx Corporation. Earlier in his career, Dr Rubinfeld served 12 years at Bristol Myers, where in addition to developing Amoxicillin and Cephadroxil, he was instrumental in licensing their original anti-cancer line of products, including Mitomycin, Etoposide, and Bleomycin. Dr. Rubinfeld is also credited with making a major scientific and public health contribution to society by inventing the first ever synthetic biodegradable detergent. In 1980, Dr. Rubinfeld was one of four co-founders of Amgen, Inc. and served as its Chief of Operations, where one of his primary efforts was the prioritization of erythropoietin (EPO) in Amgen’s pipeline due to its initial commercialization pathway under the Orphan Drug Act. In 1984, Dr. Rubinfeld won the prestigious Common Wealth Award for Science and Invention, which was a testament to his prowess for achieving major inventions, represented by the numerous patents obtained during his distinguished career. In 1991 he co-founded SuperGen, Inc., where he served as President and Chief Executive Officer until 2003 and as a Board member until 2005. He has also served as an advisor or Board member to a number of companies including AVI BioPharma and Quark Pharmaceuticals. Dr. Rubinfeld received a B.S. degree in chemistry from C.C.N.Y. and M.A. and Ph.D. in chemistry from Columbia University.

Dr. Rubinfeld has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Dr. Rubinfeld and any other person pursuant to which he was appointed as a director of the Company.

A copy of the Company’s press release announcing Dr. Rubinfeld’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated December 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: December 8, 2014	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer